EXHIBIT 12

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in Millions)
                                                             Year Ended
                                                   Dec. 31, 1995    Jun 30, 1995

Earnings:
  Income from Continuing Operations
     Before Income Taxes and Cumulative
     Effect of Accounting Changes                       $25.6        $1,359.9
  Add Fixed Charges,  net of capitalized interest        64.4           132.4

    Earnings                                            $90.0        $1,492.3


Fixed Charges :
  Interest on Indebtedness                              $62.1        $  122.7
  Portion of rents representative of the
     interest factor                                      5.6            11.7
  Fixed Charges                                         $67.7        $  134.4

Ratio of Earnings to Fixed Charges (a)                   1.33           11.10





(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and cumulative effect of accounting changes plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the portion deemed representative of the interest factor) of rents.